Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 3, 2005, is entered into by and among Mueller Group Co-Issuer, Inc. (the “Co-Issuer”), a subsidiary of Mueller Group, LLC (the “Company”), the Company, the certain Guarantors (as defined in the Indenture referred to herein) and Law Debenture Trust Company of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 23, 2004, providing for the issuance of 10% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, the Company has converted to a limited liability company, and the Indenture provides that under certain circumstances the Co-Issuer shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Co-Issuer shall become a co-issuer of the Notes;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Co-Issuer and the Trustee mutually covenant and agree for the equal and ratable benefits of the Holders of the Notes as follows:

1.     Capitalized Terms.   Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.     Agreement to Co-Issue.   The Co-Issuer hereby agrees to be deemed the co-issuer of the Notes under the terms and subject to the conditions set forth in the Indenture, and shall, jointly with the Company, assume all obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement.

3.     No Recourse Against Others.   No past, present or future director, officer, employee, incorporator, stockholder or agent of the Co-Issuer, as such, shall have any liability for any obligations of the Company or the Co-Issuer under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by any reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.     NEW YORK LAW TO GOVERN.   THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO THE APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.     Counterparts.   The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date above first written.

MUELLER GROUP, LLC
By:	/s/ MILES C. DEARDEN
Name: Miles C. Dearden
Title: Vice President
MUELLER GROUP CO-ISSUER, INC.
By:	/s/ JOSEPH J. TROY
Name: Joseph J. Troy
Title: President
ANVILSTAR LLC MUELLER INTERNATIONAL, INC. MUELLER INTERNATIONAL, L.L.C. MUELLER INTERNATIONAL FINANCE, INC. MUELLER INTERNATIONAL FINANCE, L.L.C.
By:	/s/ THOMAS E. FISH
Name: Thomas E. Fish
Title: Authorized Person

ANVIL INTERNATIONAL, INC.
MUELLER SERVICE CO.
HERSEY METERS CO.
HENRY PRATT COMPANY
HENRY PRATT INTERNATIONAL LTD.
HYDRO GATE ACQUISITION CORP.
J.B. SMITH MFG CO.
JAMES JONES COMPANY
MILLIKEN ACQUISITION CORP.
MUELLER CO.

By:	/s/ THOMAS E. FISH
Name: Thomas E. Fish
Title: Authorized Person
LAW DEBENTURE TRUST COMPANY OF NEW YORK
By:	/s/ PATRICK J. HEALY
Name: Patrick J. Healy
Title: Vice President